U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3
             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16 (a) of the Securities Exchange
Act of 1934, Section 17 (a) of the Public Utility Holding Company Act of 1935 or
              Section 30 (f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person

         Greenfield                  Leo
--------------------------------------------------------------------------------
         (Last)                     (First)                   (Middle)

         1721 Trafalgar Circle
--------------------------------------------------------------------------------

         Hollywood                   FL                           33020
--------------------------------------------------------------------------------
         (City)                    (State)                        (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year)

          12/10/99
--------------------------------------------------------------------------------

3.  IRS or Social Security Number of Reporting Person (Voluntary)

--------------------------------------------------------------------------------

4.  Issuer Name or Ticker or Trading Symbol

    Distribution Management Services, Inc.
--------------------------------------------------------------------------------

5.  Relationship of Reporting Person to Issuer
      (Check all applicable)

         [X]      Director                           [X]   10% Owner
         [X]      Officer (give title below)         [ ]   Other (specify below)

          President
--------------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Year)

     N/A
--------------------------------------------------------------------------------

7.       Individual or Joint/Group Filing
         (Check Applicable Line)
         [X] Form filed by One Reporting Person

         [ ] Form filed by More than One Reporting Person

--------------------------------------------------------------------------------
             Table I -- Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                                  3. Ownership Form
                                            2.  Amount of Securities                direct (D) or
1.  Title of Security                           Beneficially Owned                   Indirect (I)
    (Instr. 4)                                  (Instr. 4)                            (Instr. 5)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
   Common Stock                               1,200,000                                    I
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                 Table II -- Derivative Securities Beneficially
                  Owned (e.g., puts, calls, warrants, options,
                             convertible securities)

                                                                                3.  Title and Amount of Securities
                                                                                    Underlying Derivative Security
                                            2.  Date Exercisable                    (Instr. 4)
                                                and Expiration Date
                                               (Month/Day/Year)                                  Amount
                                                                                                 or
                                            Date              Expira-                            Number
1.  Title of Derivative                     Exer-             tion                               of
    Security (Instr. 4)                     cisable           Date            Title              Shares
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

No securities owned
-------------------------------------------------------------------------------------------------------------------

Explanation of Responses: The shares of Common Stock are owned by Double D, Inc., a corporation owned and controlled by Leo Greenfield and Barbara Greenfield, president and vice president, respectively, and directors of the Issuer.

By: /s/ Leo Greenfield                                         December 15, 1999
   ---------------------------------------                     -----------------
         Leo Greenfield                                        Date
         **Signature of Reporting Person

          Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 19 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                       3